UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
March 10, 2021
BLACK KNIGHT, INC.
(Exact name of Registrant as Specified in its Charter)

001-37394
(Commission File Number)

Delaware	81-5265638
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)

(904) 854-5100
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	BKI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement
On March 10, 2021 (the “Closing Date”), Black Knight InfoServ, LLC, a Delaware limited liability company (“BKIS”), an indirect subsidiary of Black Knight, Inc., a Delaware corporation (“Black Knight”), entered into a second amended and restated credit and guaranty agreement (the “BKIS Credit Agreement”), dated as of March 10, 2021, with JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), the guarantors party thereto, the other agents party thereto and the lenders party thereto.

The BKIS Credit Agreement provides for (i) a $1.15 billion term loan A facility (the “Term Facility”) and (ii) a $1.00 billion revolving credit facility (the “Revolving Credit Facility” and, together with the Term Facility, collectively, the “Facilities”), the proceeds of which were used to repay in full the indebtedness outstanding under the original amended and restated credit agreement of BKIS, dated as of April 30, 2018 (as amended) (the “2018 BKIS Credit Agreement”), and to pay related fees and expenses.

The loans under the Term Facility and the Revolving Credit Facility mature on March 10, 2026. The Facilities are guaranteed by all of BKIS’s wholly-owned domestic restricted subsidiaries and Black Knight Financial Services, LLC, a Delaware limited liability company and the direct parent company of BKIS (“Holdings”), and are secured by associated collateral agreements that pledge a lien on substantially all of BKIS’s assets, including fixed assets and intangibles, and the assets of the guarantors, in each case, subject to customary exceptions.

The Term Facility is subject to amortization of principal, payable in quarterly installments on the last day of each fiscal quarter, commencing on March 31, 2022, equal to approximately 0% of the principal amount of the term loans in the first year after the Closing Date, 2.5% of the principal amount of the term loans in the second year after the Closing Date, 2.5% of the principal amount of the term loans in the third year after the Closing Date, 5.0% of the principal amount of the term loans in the fourth year after the Closing Date and 5.0% of the principal amount of the term loans in the fifth year after the Closing Date. The remaining initial aggregate advances under the Term Facility are payable at the maturity of the Term Facility.

The Term Facility and the Revolving Credit Facility bear interest at rates based upon, at the option of BKIS, either (i) the base rate plus a margin of between 25 and 50 basis points depending on the total net leverage ratio of Holdings and its restricted subsidiaries on a consolidated basis (the “Consolidated Leverage Ratio”) and (ii) the Eurodollar rate plus a margin of between 125 and 150 basis points depending on the Consolidated Leverage Ratio. Until the delivery of the initial financial statements under the BKIS Credit Agreement, the Term Facility and the Revolving Credit Facility bear interest, at the option of BKIS, at either (i) the base rate plus a margin of 50 basis points or (ii) the Eurodollar rate plus a margin of 150 basis points. In addition, BKIS will pay an unused commitment fee of between 15 and 20 basis points on the undrawn commitments under the Revolving Credit Facility, also depending on the Consolidated Leverage Ratio. The above unused commitment fee and margins are consistent with the 2018 BKIS Credit Agreement.

Under the BKIS Credit Agreement, BKIS (and in certain circumstances, Holdings) and its restricted subsidiaries are subject to customary affirmative, negative and financial covenants, and events of default for facilities of this type (with customary grace periods, as applicable, and lender remedies).

The foregoing summary of the BKIS Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the BKIS Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
The information described in Item 1.01 above relating to the BKIS Credit Agreement is incorporated herein by reference into this Item 2.03.

Item 8.01	Other Events
On March 10, 2021, Black Knight issued a press release announcing the entry into the BKIS Credit Agreement. A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit	Description of Exhibits
10.1*
Amended and Restated Credit and Guaranty Agreement, dated as of March 10, 2021, by and among Black Knight Infoserv, LLC, a Delaware limited liability company, as the borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto.

99.1	Press release dated March 10, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
* Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished to the Securities and Exchange Commission upon request.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Knight, Inc.
Date:	March 12, 2021	By:	/s/ Michael L. Gravelle
			Name:	Michael L. Gravelle
			Title:	Executive Vice President and General Counsel